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                                  STATE OF OHIO
                             DEPARTMENT OF INSURANCE



IN THE MATTER OF:                                       CONFIDENTIAL SUPERVISION
                                                          ORDER PURSUANT TO OHIO
INTEGRITY LIFE INSURANCE COMPANY                    REVISED CODE SECTION 3903.11


         Pursuant to Ohio Revised Code Section 3903.09(B), the Superintendent has made the determination to supervise Integrity Life Insurance Company (the "Company"), an Ohio life insurance legal reserve corporation. The determination is based upon the Superintendent's reasonable belief that the Company is in such condition as to render the continuance of its business hazardous to its subscribers, certificate holders, or to the public.

         IT IS THEREFORE ORDERED:

         1. By copy of this Supervision Order, Integrity Life Insurance Company (the "Company") is hereby notified of the Superintendent's determination to place it under supervision.

         2. The Superintendent's requirement to abate the determination and thereby be released from Supervision is that the Company shall attain sufficient liquidity, surplus, and reserves necessary to exceed and maintain Company Action Level RBC, as defined in O.R.C. 3903.81

         3. During the period of this Supervision, the Superintendent appoints Michael F. Motil, Assistant Chief Examiner, Office of Financial Regulation, as Supervisor of the Company. The Supervisor is directed to enforce additional orders issued under R.C. 3903.09(A) or (B). During the period of supervision, the Company is hereby ordered and shall not, without the prior written consent or the Superintendent or the Supervisor:

              a)  Dispose of, convey or encumber any of its assets;

              b) withdraw from any of its bank accounts, except for death benefits, previously scheduled systematic withdrawals, previously scheduled immediate annuity payments, and agent commission payments;

              c)  lend any of its funds;

              d) invest any of its funds except in investments expressly permitted by O.R.C. Section 3907.14;

              e)  transfer any of its property;

              f)  incur any debt, obligation, or liability;

              g)  merge or consolidate with any other person;

              h) enter into any new, modify, amend or cancel any existing reinsurance contract or treaty; or

              i) implement any action ratified at any meeting of the board of directors, executive committee, or any other committee of the Company.

         4. The Company shall immediately report any material changes to its operations to the Department of Insurance.

         5. The Company board of Directors shall provide a certified resolution within ten (10) business days to the Department stating that is has received a copy of this Supervision Order.


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         6.   This Supervision Order shall remain in effect for 60 days. Unless the Superintendent begins proceedings under the O.R.C. 3903.12 or 3903.17 for the appointment of a rehabilitator or liquidator, this Supervision Order shall be extended for successive 60-day periods automatically until written notice from the Superintendent is given to the Company ending this Supervision.

         7. The Company may, within 30 days of the date of service of this Order, request a hearing to review this Order. If requested, such hearing will be held in Franklin County, Ohio, and will be held privately unless the Company requests a public hearing. At any such hearing, the Company may appear via its officers or through counsel or other person authorized to practice before the Department of Insurance, and may present evidence and examine witness appearing before and against it.

              A copy of this Supervision Order shall be served upon John R. Lindholm, President, Integrity Life Insurance Company, 515 West Market Street, Louisville, Kentucky 40202


Date:   August 20, 1999                  By:      /S/ J. Lee Covington II
       ---------------------                  -------------------------------
                                               J. Lee Covington II



                             CERTIFICATE OF SERVICE

The undersigned hereby certifies that a true copy of the foregoing Confidential Supervision Order was sent this 20th day of August, 1999, by certified mail, return receipt requested, to John R. Lindholm, President, Integrity Life Insurance Company, 515 West Market Street, Louisville, Kentucky 40202


Certified Mail No.